EXHIBIT 99.1

BIOLASE BOARD VOTES TO DISCONTINUE DIVIDEND POLICY

SAN CLEMENTE, Calif., August 22 — BIOLASE Technology, Inc. (NASDAQ: BLTIE - News), a medical technology company that develops, manufactures and markets lasers and related products for dental and medical applications, today announced that its Board of Directors has voted to discontinue its dividend policy of paying a cash dividend of $0.01 per share every other month. The Company believes that shareholder interests will be better served by eliminating the payment. These funds will be redirected towards research and development initiatives and general corporate purposes.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements concerning the declaration or discontinuation of cash dividends, new business development activities, future operating results and expenses, growth of the Company, sales of the Company’s products and trends in the marketplace. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “plan,” “believe,” and variations of these words or similar expressions or other similar words or expressions. You should not place undue reliance on any forward-looking statements.

Forward-looking statements are based on current expectations and assumptions, which our management believes are reasonable but that are subject to risks and uncertainties. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances including any change in the Company’s beliefs or expectations.

For further information, please contact: Robert E. Grant, President & CEO, rgrant@biolase.com; John W. Hohener, CFO, jhohener@biolase.com; Scott Jorgensen, Director of Finance & Investor Relations, sjorgensen@biolase.com, of BIOLASE Technology, Inc., +1-949-361-1200.